Press Release Source: Acola Corp.


Acola Cop. Announces Progress in Turnaround Plan

Monday January 2, 2003 2:30 pm ET

New Board of Directors, Management
Balance Sheet Improvements
Registration Statement Authorized


MADISON, CT Jan. 2 -- /BusinessWire/ -- Acola Corp. (OTC
BB: ACAC), today announced the election of Richard A.
Evans, M.D., of Houston, Texas, to the company's Board of Directors. Dr. Evans, a cancer specialist, and a board certified surgeon and author, is a graduate of Rice
University (B.A.) and Tulane University (M.D. and M.S.)
and has been a physician for over 30 years.  He joins
Donald E. Baxter, M.D., Chairman of the Board, a world-renowned orthopaedic surgeon and sports physician and past president of the American Orthopaedic Foot and Ankle
Society.  Dr. Baxter, whose patients include Olympic Gold
Medal winners, world record holders and leading figures in many professional and amateur sports, is a graduate of Mercer University (B.S.) and the Medical College of
Georgia (M.D.).  He has been a Professor of Orthopaedic
Surgery at the University of Texas and Baylor College of Medicine. He was the only non-professional athlete recipient of the Silver Anniversary Award of the National
College Athletic Association. The Hon. Jerry W. Baxter, a
Director, is a Judge of the Fulton County Superior Court of Georgia. A judge for the last 21 years, Judge Baxter was an Assistant District Attorney for the preceding seven years. Known for high productivity and mediation of settlements in a large percentage of cases, Judge
Baxter has a broad experience in resolving civil and criminal disputes. He is a graduate of the University of Georgia (B.A. and J.D.) The last member of the Board is James N. Baxter, who has been President of the company since October 16, 2002. Mr. Baxter, an investment banker and attorney, is also President of Global Investment
Alliance Inc., which acquired 83% of the outstanding stock of the company on that date. With prior experience in international finance, investment policy and securities law at Salomon Brothers Inc., Merrill Lynch and the law firm of Sullivan & Cromwell, Mr. Baxter earned degrees from the University of Paris (C.E.P.), Yale University (B.A.) and Harvard University (J.D.).
Upon the change of control on October 16, 2002, the former shareholder and management group, Robert B.
Dillon, Samuel M. Skipper and Michael G. Wirtz, terminated their involvement with the company to pursue other interests.

The company, which had less than $30 of assets and more than $223,000 of liabilities in October, has worked since then to strengthen its balance sheet. With funds supplied by Dr. Baxter, a Director and beneficial owner of a majority of the company's shares, the company has reduced its liabilities in order to position the company for the next phase: to seek to negotiate mergers and acquisitions and to develop profitable business over the long-run. As announced last month, the $113,313 lawsuit brought by AMS Web Design has been settled. Including the liability of $76,294 represented by the AMS lawsuit, the company has now eliminated more than $211,000 of liabilities reported on the company's September 30, 2002 balance sheet included in its 10-QSB Report.

The Board has authorized the filing of an SEC
Registration Statement on form S-8 registering the sale of up to 5,194,950 newly issued shares under the Securities Act of 1933, to cover shares to be issued to the company's current and future consultants, employees and Board members. All of the company's officers and Directors and legal advisors are currently serving without any cash compensation.

Commenting on the new Board and the dramatic improvements in the company's financial condition, James N. Baxter, President and Chief Executive Officer of Acola Corp., stated, "We are considering biotechnology, healthcare, sports and international distribution as areas of interest, including potential opportunities arising from the policies of the new leadership in China. I believe that Acola Corp. will be well served by the impressive qualifications and varied experience of the new Directors as we review our future business opportunities. We are especially pleased to welcome Dr. Evans to the Board."

About Acola

Acola is a `blank check" company which attempted to become Ozelle's Mexico distributor of Anvirzeltm, a cancer and AIDS drug, but failed to obtain enough financing to make the payments required to secure the distribution agreement, when peculiar trading in Acola's stock plunged its market price to very low levels.
Acola's Ozelle distribution agreement was terminated.
Acola is seeking to merge with or acquire a private company with strong revenues and profits and/or a compelling business plan and competitive position. The company is still reviewing the actions of traders and market makers to determine whether judicial or regulatory proceedings will be advisable.

This release and oral statements made from time to time by Acola representatives may contain "forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Acola claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Contact: James N. Baxter (203) 318-8330
Source: Acola Corp.